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Exhibit 3.01c     Certificate of Amendment of the Certificate of Incorporation

                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                           APPLIED MICROBIOLOGY, INC.

                Under Section 805 of the Business Corporation Law

                                  * * * * *

         WE, THE UNDERSIGNED, Fredric D. Price and Benjamin Sporn, being respectively the President and Chief Executive Officer and the Secretary of Applied Microbiology, Inc. hereby certify:

         1.       The name of the corporation is APPLIED MICROBIOLOGY, INC.

         2. The certificate of incorporation of said corporation was filed with the Department of State on June 29, 1983. The name under which the corporation was formed was APPLIED MICRO BIOLOGY, INC.

         3. (a) The certificate of incorporation is amended to change the name of the corporation from Applied Microbiology, Inc. to AMBI Inc.

                  (b) To effect the foregoing, Article FIRST is amended to read as follows: "The name of the corporation is AMBI Inc."

         4. The amendment to the Certificate of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote at a meeting held on the 17th day of December, 1996, subsequent to the affirmative vote of the Board of Directors.

         IN WITNESS WHEREOF, we have signed this certificate this 18th day of December, 1996 and we affirm the statements contained therein as true under penalties of perjury.


                                   /s/ Fredric D. Price
   -----------------------------------
                                   Fredric D. Price
                                   President and Chief Executive Officer


                                   /s/ Benjamin Sporn
   -----------------------------------
                                   Benjamin Sporn, Secretary